IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the day and year first above written. Star Equity Holdings, Inc. By: /s/ Jeffrey E. Eberwein Name: Title: Jeffrey E. Eberwein CEO Star Equity Fund, LP By: Star Equity Fund GP, LLC General Partner By: /s/ Jeffrey E. Eberwein Name: Jetfrey E. Eberwein Title: Manager Star Equity Fund GP, LLC By: Name: Title: Jeffrey E. Eberwein Manager Star Investment Management, LLC By: /s/ Jeffrey E. Eberwein Name: Title: Jeffrey E. Eberwein Manager Star Value Investments, LLC By: Star Operating Companies, Inc. By: /s/ Richard K. Coleman, Jr. Name: Title: Richard K. Coleman Executive Chairman Star Operating Companies, Inc. Name: Title: K1chard K. Coleman CEO /s/ Jeffrey E. Eberwein /s/ Richard K. Coleman, Jr. /s/ Richard K. Coleman, Jr. Richard K. Coleman